Exhibit 99
       Daniel Baker, NVE Corporation, interviewed by Susie Jones
                      KCCO (AM 950), Minneapolis
                       March 15, 2002; 4:43 p.m.

Jones: Welcome to "Feature Focus." We have the President & CEO of NVE Corporation based in Eden Prairie, Dan Baker. Welcome to the program.

Baker: Thank-you, Susie. It's good to be on the program.

Jones: Nice to have you with us. Let's start out with a little bit about the company. You were in the news yesterday... awarded $750,000, a contract with by the U. S. Air Force Research Lab. What is that you do, and tell us more about the company.

Baker: OK, what NVE does is we make practical "spintronics" devices, and many experts believe that spintronics represents the next generation of microelectronics--the successor to the transistor.

Jones: What is "spintronics"?
Baker: Spintronics uses electrons' spin to store and transmit information, where conventional electronics use the charge of electrons and that's slower, and also when the power is removed, the charge goes away and the information is lost. So spintronics yields persistent data, it's much faster, and allows miniaturization that wouldn't be possible with conventional technology.

Jones: And how will this be used by the Air Force then?
The Air Force has a number of applications--there are commercial as well as military applications--but the Air Force might use it in high-speed data transfer such as satellites, aircraft--inside aircraft, and broadband networks.

Jones: I understand that your company has had a number of these contracts... totaling some--what? Five million dollars?
Baker: Yes, that's correct. It's a credit to our team, and the government likes what our technology can do, especially post 9/11. We have contracts with the Army, the Navy, Air Force, National Science Foundation. And we work on high-speed data transfer like this most recent grant, as well as things like ultra-precise sensors to detect land mines, bombs, concealed weapons-- even biological agents such as anthrax.

Jones: Dan Baker is our guest, he is President & CEO of NVE Corporation based in Eden Prairie. So you talked a little bit about 9/11--obviously that changed things for your company?
Baker: It has. Of course it was a terrible tragedy, but it's focussed some government resources on being able to detect threats, and to be able to transmit information where it needs to go, and that's what NVE specializes in.

Jones: Dan, how long has NVE been around, and what does it stand for?
Baker: NVE was founded in 1989. Our founder, Dr. Jim Daughton, is one of the world's foremost experts on spintronics. The name stands for "nonvolatile electronics," and "nonvolatile" means that the data stays put when the power's is off. That's one application of spintronics, which is our enabling technology, and what that could be is: if you imagine a computer where data and programs stay in memory, and there's no need for boot-up off of a hard disk.
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Jones: OK. And you changed it to "NVE" after being Nonvolatile Electronics because you had broadened your area then with the company?
Baker: Exactly. Nonvolatile electronics is one of the things that we do, but also we make a number of other products that are based on spintronics, and so "Nonvolatile Electronics" was a little bit too limiting for us.

Jones: Dan Baker our guest, he's President & CEO of NVE Corporation in Eden Prairie. How many people do you employ in the Twin Cities, here, and then beyond?
Baker: We have approximately 65 employees, and most of them are here in the Twin Cities. We also have an international sales operation, but we're based right here in Eden Prairie, and it's a great place to have a business and a semiconductor company.

Jones: And Dan, you mentioned--obviously you were talking about the government--other clients that you have dealt with, other customers over the years? Has it predominantly been the government?
Baker: It predominantly has been the government historically, but recently we've forged partnerships where we provide technology to leading electronics companies including Agilent Technologies, Honeywell International, Motorola, and we're proud to have a customer list that's reads like a "who's who" in high-performance electronics. Robert Bosch, St. Jude Medical here in Minneapolis...

Jones: Just to name a few then, huh?
Baker: Yes.

Jones: So then you are public--a publicly-traded company?
Baker: Yes, we are. We went public in 2000; our symbol is "NVEC."

Jones: OK, and how have the numbers looked the last quarter?
Baker: They've looked very good. In the last quarter, which was the quarter ended December 31, our commercial product revenues were up 138%...
Jones: Wow...
Baker: ...and we've been able to consistently grow those commercial product revenues very rapidly. We're very pleased with the reception to our products.

Jones: And what does it look for you like in terms of guidance and outlook, and future in the industry?
Baker: Well, we see a very bright future. In the short term, we need to grow our production and our distribution infrastructure to keep up with the demand for our products, but we feel that we have a once-in-a-lifetime chance to transform the electronics industry with practical spintronics. Spintronics is estimated to be a $100 billion market...

Jones: Wow...
Baker: ...so we feel very fortunate at NVE to be part of something very special.

Jones: Dan, we appreciate your time this afternoon. How long have you been with the company as the CEO and president?
Baker: I've been with the company a little over a year.

Jones: And you're enjoying yourself thus far?
Baker: Immensely.
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Jones: Wonderful.
Baker: It's a great company and a great opportunity.

Jones: Well, we appreciate your time on KCCO as being our "Feature Focus" this hour.
Baker: Thank-you, Susie.

Jones: And have a great weekend.
Baker: You too. It's been my pleasure.

Jones: All right. Dan Baker, President & CEO of NVE Corporation with us this afternoon on KCCO, AM nine-five-oh, Twin Cities business radio.